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                                                                      EXHIBIT 11

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of the Hansberger Institutional Series:

As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made as part of this registration statement.


Boston, Massachusetts
October 11, 1996                             /s/ Arthur Andersen LLP